Exhibit (a)(1)

OFFER TO PURCHASE AND NOTICE OF FUNDAMENTAL CHANGE, MAKE-WHOLE FUNDAMENTAL CHANGE, SETTLEMENT METHOD AND ENTRY INTO SUPPLEMENTAL INDENTURE TO HOLDERS OF 3.25% CONVERTIBLE SENIOR NOTES DUE 2025

ISSUED BY

CANTEL MEDICAL LLC

(FORMERLY CANTEL MEDICAL CORP.)

CUSIP NUMBER: 138098 AB4*

Reference is hereby made to that certain Indenture, dated as of May 15, 2020 (the “Original Indenture”), between Cantel Medical Corp. (now known as Cantel Medical LLC), a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated June 2, 2021, among the Company, STERIS plc, a company incorporated under the laws of Ireland (“Parent”), and the Trustee (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), relating to the Company’s 3.25% Convertible Senior Notes due 2025 (the “Notes”). Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Indenture.

Reference is further made to that certain Agreement and Plan of Merger, dated as of January 12, 2021 (as amended by the Amendment to the Agreement and Plan of Merger, dated as of March 1, 2021, the “Merger Agreement”), by and among the Company, Parent, Solar New US Holding Corporation (formerly known as Solar New US Holding Co, LLC), a Delaware corporation and indirect and wholly-owned subsidiary of Parent (“US Holdco”), and Crystal Merger Sub 1, LLC, a Delaware limited liability company and direct and wholly-owned subsidiary of US Holdco (“Crystal Merger Sub”).

Pursuant to the terms of the Merger Agreement, prior to the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company incorporated Canyon HoldCo, Inc., a Delaware corporation and direct and wholly-owned subsidiary of the Company (“Canyon Newco”), and Grand Canyon Merger Sub, Inc., a Delaware corporation and direct and wholly-owned subsidiary of Canyon Newco (“Canyon Merger Sub”), and on March 1, 2021, Canyon Newco, Canyon Merger Sub and the Company entered into a joinder to the Merger Agreement through which Canyon Newco and Canyon Merger Sub became parties to the Merger Agreement. The Merger Agreement provided for, among other things, (a) the merger of Canyon Merger Sub with and into the Company with the Company surviving the merger as a direct and wholly-owned subsidiary of Canyon Newco (the “Pre-Closing Merger”), (b) immediately following the Pre-Closing Merger, the conversion of the Company from a Delaware corporation to a Delaware limited liability company (the “Pre-Closing Conversion”), (c) immediately following the Pre-Closing Conversion, the merger of Crystal Merger Sub with and into Canyon Newco with Canyon Newco surviving the merger as a direct and wholly-owned subsidiary of US Holdco (the “First Merger”) and (d) immediately after the First Merger, the merger of Canyon Newco with and into US Holdco, with US Holdco surviving the merger and remaining an indirect and wholly-owned subsidiary of Parent (the “Second Merger” and, together with the Pre-Closing Merger and the First Merger, the “Mergers”).

On the Closing Date, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, the Mergers and the Pre-Closing Conversion were completed. At the effective time of the Pre-Closing Conversion, the Company was converted from a Delaware corporation to a Delaware limited liability company, and the name of the Company was changed to Cantel Medical LLC. At the effective time of the Pre-Closing Merger, the separate corporate existence of Canyon Merger Sub ceased, and the Company survived the Pre-Closing Merger as a direct and wholly-owned subsidiary of Canyon Newco. At the effective time of the First Merger (the “First Merger Effective Time”), the separate existence of Crystal Merger Sub ceased, and Canyon Newco survived the First Merger as a direct and wholly-owned subsidiary of US Holdco. At the effective time of the Second Merger, the separate corporate existence of Canyon Newco ceased, and US Holdco survived the Second Merger as an indirect and wholly-owned subsidiary of Parent.

At the First Merger Effective Time, each share of common stock, par value $0.10 per share, of Canyon Newco (the “Canyon Newco Common Stock”) issued and outstanding immediately prior to the First Merger Effective Time (other than (i) shares of Canyon Newco Common Stock owned or held in treasury by Canyon Newco, or owned by Parent, or any of Parent’s subsidiaries, and (ii) shares of common stock, par value $0.10 per share, of Company (the “Company Common Stock”) held by holders of record who did not vote in favor of the adoption of the Merger Agreement (or consent thereto in writing) and who were entitled to demand, and properly demanded, appraisal of such shares pursuant to, and who complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware), was automatically converted into the right to receive a combination of (i) $16.93 in cash (the “Cash Consideration”), and (ii) 0.33787 ordinary shares, par value $0.001 per share, of Parent (the “Parent Shares,” and the shares received, the “Share Consideration” and, together with the Cash Consideration, the “Merger Consideration”), subject to the terms and conditions set forth in the Merger Agreement. The closing of the Mergers resulted in the Company Common Stock no longer being traded on the New York Stock Exchange as of June 2, 2021 (the “Delisting”). As a result of the completion of the Mergers and the Delisting, a Fundamental Change and a Make-Whole Fundamental Change occurred on June 2, 2021.

Notice of Execution of Supplemental Indenture

Pursuant to the terms of the Indenture, in connection with the consummation of the Mergers, the Company, Parent and the Trustee entered into the First Supplemental Indenture providing that, following the First Merger, each holder’s right to convert all or any portion (if the portion to be converted is $1,000 principal amount or a multiple thereof) of Notes into shares of Company Common Stock is changed into a right to convert such principal amount of Notes into the kind and amount of cash, stock, securities, other property or assets that a holder of Canyon Newco Common Stock (who were previously the holders of Company Common Stock) would have been entitled to receive upon consummation of the First Merger, subject to the Settlement Method election provisions of the Indenture. The consideration received by such holders of Canyon Newco Common Stock (who were previously the holders of Company Common Stock) attributable to one share of Canyon Newco Common Stock consists of the Merger Consideration.

Notice of Fundamental Change Repurchase Right

As a result of the Fundamental Change, each holder (“Holder”) of the Notes has the right (the “Fundamental Change Repurchase Right”), subject to certain conditions at the Holder’s option, to require the Company to purchase all of such Holder’s Notes in cash, or any portion of the principal thereof that equals $1,000 principal amount or an integral multiple in excess thereof, following the First Merger, on July 2, 2021 (the “Fundamental Change Repurchase Date”). The Company will purchase such Notes at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,004.24 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn.

Holders may exercise their Fundamental Change Repurchase Right by (i) delivering to Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”), a duly completed and signed Purchase Notice, in the form set forth in the Notes (the “Fundamental Change Repurchase Notice”), if such Notes are in certificated form, or in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”), if the Notes represent beneficial interests in a Global Note, in each case, at or prior to 11:59 p.m., New York City time, on June 30, 2021 (the “Fundamental Change Expiration Date”) and (ii) delivering the Notes to be purchased, if the Notes are in certificated form, to the Paying Agent at any time after the delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or book-entry transfer of the Notes, if the Notes are Global Notes, in compliance with the Applicable Procedures. As of June 2, 2021, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

Any Holder may withdraw, in whole or in part, its submission of a Fundamental Change Repurchase Notice by means of a written notice of withdrawal delivered to the Paying Agent at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date. The Fundamental Change Repurchase Price for any Notes that are validly surrendered and not validly withdrawn will be paid by the Paying Agent, pursuant to Section 15.02(b) of the Original Indenture. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change, Settlement Method and Entry into Supplemental Indenture (this “Notice”) and any related notice materials, as amended and supplemented from time to time.

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Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes into Cash

In connection with the Make-Whole Fundamental Change, and notwithstanding the Fundamental Change Repurchase Right, the Indenture provides that each Holder of the Notes has the right (the “Make-Whole Conversion Right”), subject to certain conditions, at such Holder’s option, subject to Company’s Settlement Method election provisions of the Indenture, to elect to convert its Notes into Reference Property at the Make-Whole Conversion Rate (defined below), at any time during the period that begins on, and includes, the effective date of a Make-Whole Fundamental Change and ends on, and includes, the Business Day immediately preceding the Fundamental Change Repurchase Date (such period, the “Make-Whole Conversion Period”).

If a Holder elects to convert its Notes during the Make-Whole Conversion Period, the conversion rate of the Notes will be 25.0843 units of Reference Property (the “Make-Whole Conversion Rate”), which corresponds to 8.4752 Parent Shares and approximately $424.68 in cash, per $1,000 principal amount of the Notes. The Make-Whole Conversion Rate is based on an increased Conversion Rate of 0.9931 Additional Shares based on an effective date of June 2, 2021 and a Stock Price of $81.3520 (each as defined in the Indenture).

The Company will settle all conversions of Notes surrendered for conversion during the Make-Whole Conversion Period pursuant to the Cash Settlement (as defined in the Indenture) provisions of the Indenture, which include a 40-consecutive-Trading-Day Observation Period that commences on the second Trading Day immediately succeeding an applicable Conversion Date. No Parent Shares or any other securities will be issued upon a conversion of Notes during the Make-Whole Conversion Period. This Notice does not constitute an offer of, or a solicitation of subscriptions for, any securities.

Following the end of the Make-Whole Conversion Period, the conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate, as otherwise applicable under the Indenture, after July 1, 2021, and subject to subsequent adjustment pursuant to the terms of the Indenture. See “Section 2.3—Make-Whole Conversion Rights of the Holders” below for a comparison of the approximate amount you currently would expect to receive if your Notes are converted during the Make-Whole Conversion Period or after the Make-Whole Conversion Period and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Repurchase Right.

The right of Holders to exercise the Make-Whole Conversion Right is separate from the Fundamental Change Repurchase Right

If a Holder would like to surrender its Notes for conversion at the Make-Whole Conversion Rate, it must either (i) deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Notes to the Conversion Agent in compliance with the Applicable Procedures, if the notes are held in book-entry, or (ii) deliver a complete and manually-signed Conversion Notice set forth in the Indenture or any other form of written notice substantially similar thereto, if the notes are held in certificated form, in each case, at any time during the Make-Whole Conversion Period. See “Section 2.3—Make-Whole Conversion Rights of the Holders” for further information on how to deliver Notes for conversion. Any Notes surrendered for conversion during the Make-Whole Conversion Period in accordance with the procedures described in this notice will be converted at the Make-Whole Conversion Rate. If a Note has been submitted for repurchase pursuant to a Fundamental Change Repurchase Notice, such Note may not be converted except to the extent such Note has been withdrawn by the Holder and is no longer submitted for repurchase pursuant to a Fundamental Change Repurchase Notice or unless such Fundamental Change Repurchase Notice is withdrawn in accordance with the procedures described in this Notice. Notes properly surrendered for conversion may not be withdrawn.

Notwithstanding the Fundamental Change Repurchase Right and the Make-Whole Conversion Right, each Holder of the Notes, subject to certain conditions, has the right to retain all such Holder’s Notes, or any portion of the principal amount thereof not surrendered for repurchase in connection with the Fundamental Change or converted during the Make-Whole Conversion Period, through May 15, 2025 (the “Maturity Date”), maintaining the right to convert such Notes and to receive interest payments on the Notes until the Notes mature, subject to the

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terms and conditions of the Indenture. Notwithstanding the foregoing, subject to the conditions set forth in the Indenture, the Company may elect at its option to redeem all or part of the Notes at any time following May 17, 2023 and prior to the Maturity Date.

The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the value that you would expect to receive if you converted your Notes during the Make-Whole Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to convert your Notes during the Make-Whole Conversion Period and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or Parent its sole member or board of directors, as applicable, or its or their respective employees, advisors, or representatives, the Trustee, the Paying Agent and Conversion Agent are making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Notes or convert their Notes.

This Notice constitutes the notice of the execution of a supplemental indenture relating to a Holder’s right to convert a Note into cash and/or units of Reference Property required to be delivered pursuant to Section 14.07(a)(ii) of the Original Indenture. This Notice also constitutes the notice of the effective date of the Make-Whole Fundamental Change and Fundamental Change required to be delivered pursuant to Section 14.01(b)(iii) of the Original Indenture and a “Fundamental Change Company Notice” required to be delivered pursuant to Section 15.02(c) of the Original Indenture with respect to the closing of the Mergers and the Delisting. Furthermore, this Notice constitutes the Settlement Notice required to be delivered pursuant to Section 14.02(a)(iii) of the Original Indenture in order for the Company to elect Cash Settlement with respect to any Notes converted during the Make-Whole Conversion Period.

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The Paying Agent and Conversion Agent:

Wells Fargo Bank, National Association

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

*

No representation is made by the Company or the Trustee as to the correctness or accuracy of the CUSIP numbers or ISINs either as printed on the Notes or as set forth in this Notice and reliance may be placed only on the other identification numbers printed on the Notes.

The date of this Notice is June 3, 2021.

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No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy, or the solicitation of an offer to sell, Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful nor does it constitute an offer to sell or a solicitation of subscriptions for any securities. The delivery of this Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or Parent or any of their respective affiliates, or its sole member or board of directors, as applicable, or any of its or their respective employees, advisors or representatives, the Trustee, the Paying Agent and Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert.

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SUMMARY TERM SHEET

The following summary term sheet takes the form of answers to some of the questions that you may have about the right (the “Fundamental Change Repurchase Right”) of each holder (“Holder”) of the 3.25% Convertible Senior Notes due 2025 (the “Notes”) to require the Company (as defined below) to purchase for cash all of such Holder’s Notes, or any portion of the principal thereof that is an integral multiple of $1,000 principal amount, subject to the terms and conditions of the Indenture (as defined below), the Notes and this Offer to Purchase and Notice of Fundamental Change, Make-Whole Fundamental Change, Settlement Method and Entry into Supplemental Indenture (this “Notice”) and related notice materials, as amended and supplemented from time to time. To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Notice because the information in this summary is not complete and the remainder of this Notice contains additional important information. We have included page references to direct you to a more detailed description of the topics in this summary. Unless stated to the contrary or unless the context otherwise requires, references to “the Company,” “we,” “our,” or “us” in this Notice include Cantel Medical LLC (formerly Cantel Medical Corp.). Capitalized terms used herein without definitions shall have the meanings ascribed to them in the Indenture (as defined below).

•	Who is offering to repurchase my Notes?

Cantel Medical LLC, a Delaware limited liability corporation formerly known as Cantel Medical Corp. (“Cantel” or the “Company”), is a leading provider of infection prevention products and services in the healthcare market, and following the completion of the Mergers (as defined below), became an indirect wholly-owned subsidiary of STERIS plc, an Irish public limited corporation (“Parent”), a leading provider of infection prevention and other procedural products and services that is segmented by Customer with three reporting segments of Healthcare, Applied Sterilization Technologies (AST) and Life Sciences. (See Pages 7-8)

•	Why is the Company offering to repurchase my Notes?

Pursuant to the terms of the Indenture and the Notes, upon a Fundamental Change, each Holder of the Notes may require us to purchase some or all of its Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined below) (the “Fundamental Change Repurchase Price”). Pursuant to the Agreement and Plan of Merger, dated as of January 12, 2021 (as amended by the Amendment to Agreement and Plan of Merger, dated as of March 1, 2021, the “Merger Agreement”), by and among the Company, the Parent, Solar New US Holding Corporation (formerly known as Solar New US Holding Co, LLC), a Delaware corporation and indirect and wholly-owned subsidiary of Parent (“US Holdco”), and Crystal Merger Sub 1, LLC, a Delaware limited liability corporation and direct and wholly-owned subsidiary of US Holdco (“Crystal Merger Sub”), on June 2, 2021, the Mergers (as defined below) were completed with the Company becoming an indirect and wholly-owned subsidiary of Parent. The Merger Agreement provided for, among other things, (a) the merger of Canyon Merger Sub (as defined below) with and into the Company with the Company surviving the merger as a direct and wholly owned subsidiary of Canyon Newco (as defined below) (the “Pre-Closing Merger”), (b) immediately following the Pre-Closing Merger, the conversion of the Company from a Delaware corporation to a Delaware limited liability company (the “Pre-Closing Conversion”), (c) immediately following the Pre-Closing Conversion, the merger of Crystal Merger Sub with and into Canyon Newco, with Canyon Newco surviving the merger as a direct and wholly owned subsidiary of US Holdco (the “First Merger”) and (d) immediately after the First Merger, the merger of Canyon Newco with and into US Holdco, with US Holdco surviving the merger and remaining an indirect and wholly owned subsidiary of Parent (the “Second Merger” and, together with the Pre-Closing Merger and the First Merger, the “Mergers”).

The closing of the Pre-Closing Merger and First Merger resulted in the common stock, par value $0.10 per share, of the Company and Canyon Newco no longer being traded on the New York Stock Exchange (the “NYSE”) as of June 2, 2021 (the “Delisting”). As a result of each of the completion of the Mergers and the Delisting, a Fundamental Change occurred on June 2, 2021, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. (See Pages 9-10)

•	What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion thereof with a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder, and not validly withdrawn. As of June 2, 2021, there was $168,000,000 in aggregate principal amount of Notes outstanding. The Notes were issued under that certain indenture, dated as of May 15, 2020 (the “Original Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 2, 2021, between the Company, the Parent and the Trustee (the “First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”). (See Page 9)

•	How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, July 2, 2021, (the “Fundamental Change Repurchase Date”). The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the value of the cash and ordinary shares, par value $0.001 per share, of Parent (“Parent Shares”) into which the Notes are convertible, subject to the Settlement Method election provisions of the Indenture. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders surrendering the Notes for repurchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $4.24 per $1,000 principal amount of the Notes surrendered for repurchase. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,004.24 per $1,000 principal amount of Notes validly surrendered for repurchase and not validly withdrawn. (See Page 10)

•	How will the Company fund repurchases of Notes if any are surrendered for repurchase pursuant to the Fundamental Change Repurchase Right?

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $168,712,833.33. The Company expects to fund any repurchases from available cash on hand and/or funds made available by Parent. Parent and/or one or more of its subsidiaries will provide the Company with the necessary funds to fund any repurchases of Notes pursuant to the Fundamental Change Repurchase Right (in lieu of the conversion right described herein) through borrowings under available credit facilities and/or cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (See Page 17)

•	How can I determine the market value of the Notes?

As a result of the Pre-Closing Merger, shares of Company Common Stock are no longer being traded on the NYSE, and as a result of the First Merger, shares of Canyon Newco Stock are no longer convertible into shares of Company Common Stock, and instead are convertible into the kind and amount of cash, stock, securities, other property or assets that a holder of a number of shares of Canyon Newco Common Stock (who were previously holders of Company Common Stock) would have been entitled to receive upon the occurrence of the First Merger (the “Reference Property”), subject to the Settlement Method election provisions of the Indenture. The amount of Reference Property which a holder of the Notes would be entitled to receive upon a conversion is equal to the Conversion Rate, as otherwise applicable under the Indenture, or Make-Whole Conversion Rate in the case of conversion during the Make-Whole Conversion Period (each as defined below), multiplied by the amount a holder of each share of Canyon Newco Common Stock was entitled to receive in the First Merger, consisting of (i) $16.93 in cash (the “Cash Consideration”) and (ii) 0.33787 Parent Shares (the “Share Consideration,” and together with the Cash Consideration, the “Merger Consideration”), subject to the Settlement Method election provisions of the Indenture. Since the Company has elected to settle all conversions of Notes surrendered for conversion during the Make-Whole Conversion Period pursuant to the Cash Settlement (as defined in the Indenture) provisions of the

Indenture, and assuming a Daily VWAP (as defined in the Indenture) of $188.43 per Parent Share, which was the last reported sale price of the Parent Shares on the NYSE on June 1, 2021, for each Trading Day (as defined in the Indenture) of the applicable 40-Trading Day Observation Period (as defined in the Indenture), each Holder would be entitled to receive $2,021.67 in cash per $1,000.00 principal amount of Notes validly surrendered for conversion during the Make-Whole Conversion Period, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. After the end of the Make-Whole Conversion Period, conversions will be at the Conversion Rate as otherwise applicable under the Indenture.

Based on the right to convert your Notes into an estimated $2,021.67 in cash per $1,000.00 aggregate principal amount of Notes validly surrendered during the Make-Whole Conversion Period, based on the last reported sales price of $188.43 per Parent Share on the NYSE on June 1, 2021, the value that you would be entitled to receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the value that you would be entitled to receive if you converted your Notes during the Make-Whole Conversion Period.

As of June 1, 2021, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $2,016.92 per $1,000.00 principal amount. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price and implied volatility of Parent Shares and the market for similar Notes. You are urged to obtain current market information for the Notes, to the extent available, and Parent Shares before making any decision with respect to the Fundamental Change Repurchase Right. (See Pages 12-13)

•	Are my Notes currently convertible?

Yes. Holders of Notes currently have the right, subject to certain conditions, at such Holder’s option, to exercise such Holder’s conversion rights under the terms, conditions and adjustments specified in the Indenture and the Notes.

In addition, as a result of the completion of the Mergers and Delisting, the Holders of Notes have the right (the “Make-Whole Conversion Right”), subject to certain conditions, at such Holder’s option, to surrender the Notes for conversion at the Conversion Rate (as defined in the Indenture) increased by an amount equal to 0.9931 Additional Shares (together with the Conversion Rate, the “Make-Whole Conversion Rate”) if the relevant Notice of Conversion (as defined below) is received by Wells Fargo Bank, National Association as conversion agent (the “Conversion Agent”) at any time from and including June 2, 2021, the date on which the Make-Whole Fundamental Change occurred, until July 1, 2021 (such period, the “Make-Whole Conversion Period”).

If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Notes. If you exercise your Fundamental Change Repurchase Right by delivering a duly completed notice (the “Fundamental Change Repurchase Notice”) to Wells Fargo Bank, National Association, as paying agent (the “Paying Agent”), you may not surrender such Notes for conversion at the Make-Whole Conversion Rate unless you validly withdraw such Fundamental Change Repurchase Notice at or prior to 11:59 p.m., New York City time, on June 30, 2021 (the “Fundamental Change Expiration Date”). If you surrender your Notes for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. (See Pages 9–11)

•	What consideration will I receive if I convert my Notes during the Make-Whole Conversion Period or after the Make-Whole Conversion Period?

Pursuant to the terms of the Indenture, in connection with the consummation of the Mergers, the Company, Parent and the Trustee entered into the First Supplemental Indenture providing that, following the Mergers, each $1,000.00 principal amount of Notes is convertible at the Make-Whole Conversion Rate into the kind and amount of cash, stock, securities, other property or assets that a holder of Canyon Newco Common Stock (who were previously the holders of Company Common Stock) would have been entitled to receive upon consummation of the First Merger, subject to the Settlement Method election provisions of the Indenture. The amount of Additional Shares by which the Conversion Rate is increased is determined under the Indenture based on the Effective Date upon which the Make-Whole Fundamental Change occurs and the Stock Price paid or deemed to be paid per share of the Company Common Stock in the Make-Whole Fundamental Change.

As of June 2, 2021, the average of the Last Reported Sales Prices (as defined in the Indenture) on the NYSE of Parent Shares for each of the five Business Days (as defined in the Indenture) prior to the Make-Whole Fundamental Change was $191.57 (the “Parent Share Price”). At the effective time of the First Merger (the “First Merger Effective Time”), each share of Canyon Newco Common Stock, issued and outstanding immediately prior to the First Merger Effective Time (other than (i) shares of Canyon Newco Common Stock owned or held in treasury by the Canyon Newco, or owned by Parent, or any of Parent’s subsidiaries, and (ii) shares of Company Common Stock held by holders of record who did not vote in favor of the adoption of the Merger Agreement (or consent thereto in writing) and who were entitled to demand, and properly demanded, appraisal of such shares pursuant to, and who complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware), was converted into the right to receive the Merger Consideration, subject to the terms and conditions set forth in the Merger Agreement.

Assuming a Daily VWAP of $188.43 per Parent Share, which was the last reported sale price of the Parent Shares on the NYSE on June 1, 2021, for each Trading Day of the applicable 40-Trading Day Observation Period, you would be entitled to receive $2,021.67 in cash per $1,000.00 principal amount of Notes validly surrendered for conversion after the Make-Whole Conversion Period, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

See “Section 2.3— Conversion Rights of the Holders” below for a comparison of the approximate amount you currently would expect to receive if your Notes are converted during the Make-Whole Conversion Period or after the Make-Whole Conversion Period, and the amount you would receive if your Notes are purchased through exercise of the Fundamental Change Repurchase Right. (See Page 12)

•	What is the relationship between the offer to repurchase and the convertibility of the Notes?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Date. If you do not exercise your Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender such Notes under the Fundamental Change Repurchase Right. (See Pages 9–12)

•	What does the Sole Member of the Company think of the Fundamental Change Repurchase Right and the conversion rights?

The Sole Member of the Company has not made any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights. You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Notes. (See Page 12)

•	When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires after 11:59 p.m., New York City time, on June 30, 2021, the Fundamental Change Expiration Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See Page 10)

•	What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See Page 10)

•	How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must (i) deliver to the Paying Agent the Fundamental Change Repurchase Notice at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date and (ii) deliver the Notes by book-entry transfer, in each case, in compliance with the applicable rules and procedures of The Depository Trust Company (“DTC,” and such rules and procedures, the “Applicable Procedures”).

Holders whose Notes are held by a broker, dealer, commercial bank, trust company, or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Notes on such Holder’s behalf in compliance with the Applicable Procedures on or before 11:59 p.m., New York City time, on the Fundamental Change Expiration Date.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system on or before 11:59 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely submission of the Fundamental Change Repurchase Notice. You must allow sufficient time for completion of the necessary DTC procedures before 11:59 p.m., New York City time, on the Fundamental Change Expiration Date, after which time you will not be able to exercise the Fundamental Change Repurchase Right.

By delivering, or instructing your nominee to deliver, the Fundamental Change Repurchase Notice to the Paying Agent in compliance with the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See Pages 14–16)

•	If I surrender my Notes for repurchase, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes that have not been validly withdrawn promptly upon expiration of the Fundamental Change Repurchase Date. We will promptly deposit with the Paying Agent prior to 11:00 a.m., New York City time, on July 2, 2021, the Fundamental Change Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (See Page 17)

•	Can I withdraw previously surrendered Notes?

Yes. To withdraw Notes previously surrendered for repurchase, you (or your broker, dealer, commercial bank, trust company, or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the DTC procedures at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date. (See Page 16)

•	If I choose to surrender any of my Notes for repurchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes, or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender Notes in a principal amount of $1,000.00 or an integral multiple of $1,000.00 in excess thereof. (See Page 10)

•	If I want to convert my Notes during the Make-Whole Conversion Period, what should I do?

If you want to convert your Notes during the Make-Whole Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Make-Whole Conversion Period. (See Pages 10–12)

•	If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Notes?

If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date. You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn. (See Page 16)

•	Do I need to do anything if I do not wish to exercise the Fundamental Change Repurchase Right?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding and will continue to be subject to the terms of the Indenture and the Notes. (See Pages 13–14)

•	If I do not surrender my Notes for conversion during the Make-Whole Conversion Period, will I continue to be able to exercise my conversion rights in the future?

Yes. If you do not convert your Notes during the Make-Whole Conversion Period or do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Date, you will continue to have the right to convert each $1,000 principal amount of Notes into the kind and amount of cash, stock, securities, other property or assets that a holder of Canyon Newco Common Stock (who were previously holders of Company Common Stock) would have been entitled to receive upon consummation of the First Merger, subject to the Settlement Method election provisions of the Indenture. Pursuant to the Merger Agreement, the consideration attributable to one share of Canyon Newco Common Stock consists of $16.93 in cash and 0.33787 Parent Shares. However, Holders that convert their Notes after the end of the Make-Whole Conversion Period will not be entitled to a make-whole premium in connection with such conversion, and as a result, may be entitled to a less favorable Conversion Rate. (See Pages 13–14)

•	What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes in connection with the Mergers?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Repurchase Right or Make-Whole Conversion Right generally will be a taxable transaction for U.S. federal income tax purposes. For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or Make-Whole Conversion Right, see “Material U.S. Federal Income Tax Considerations.” (See Pages 18–22)

•	Who is the Paying Agent and Conversion Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is serving as the Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Addresses are set forth in this Notice.

•	Whom can I contact if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right or the conversion of the Notes may be directed to the Paying Agent and Conversion Agent at the address set forth in this Notice. You should direct any other questions you may have to your own financial and tax advisors.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, or forecasts about our businesses, the industries in which we operate, and the current beliefs and assumptions of management; they do not relate strictly to historical or current facts. Without limiting the foregoing, words or phrases such as “expect,” “anticipate,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “may,” “could,” “aspire,” and variations of such words and similar expressions generally identify forward-looking statements. In addition, any statements that refer to predictions or projections of our future financial performance, anticipated growth, strategic objectives, performance drivers and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions about future events, activities or developments and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict, including the impacts of the COVID-19 pandemic on our operations and financial results, general economic conditions, technological and market changes in the medical device industry, our ability to execute on our strategy, risks associated with operating our international business, including limited operating experience and market recognition in new international markets, changes in United States healthcare policy at both the state and federal level, product liability claims resulting from the use of products we sell and distribute, and risks related to our intellectual property and proprietary rights needed to maintain our competitive position. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. Some of the factors which could cause results to differ from those expressed in any forward-looking statement are set forth under Item 1A, entitled Risk Factors, of Cantel’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1.    Information Concerning the Company and Parent.

1.1    The Company. Cantel Medical LLC (formerly known as Cantel Medical Corp.) is a leading provider of infection prevention products and services in the healthcare market, specializing in the following reportable segments: Medical, Life Sciences, Dental and Dialysis. Most of Cantel’s equipment, consumables and supplies are used to help prevent the occurrence or spread of infections. Cantel operates in four segments through wholly-owned subsidiaries in the U.S. and internationally. Cantel’s products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, instruments and instrument reprocessing workflow systems serving the dental industry, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, Cantel provides technical service for its products.

Following the Mergers, the Company became an indirect wholly-owned subsidiary of STERIS plc, an Irish public limited company. The Company’s principal executive offices are located at 5960 Heisley Rd, Mentor, OH 44060 and its telephone number at that location is (440) 345-2600.

1.2    Parent. STERIS plc is a public limited company incorporated under the laws of Ireland on December 22, 2016. It became the parent company of the STERIS group of companies on March 28, 2019, in connection with a redomiciliation from the United Kingdom to Ireland. Parent’s registered office is located in Dublin, Ireland and its U.S. administrative offices are located in Mentor, Ohio. Parent is a leading provider of infection prevention and other procedural products and services. Parent offers its Customers a unique mix of innovative capital equipment products, such as sterilizers and washers, surgical tables, lights and equipment management systems and connectivity solutions such as operating room integration; consumable products including detergents and gastrointestinal endoscopy accessories and other products and services, including equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, laboratory services and outsourced instrument reprocessing. Parent Shares are listed on the NYSE, trading under the symbol “STE.”

For more information about Parent, please visit Parent’s website at www.steris.com. Parent’s website address is provided as an inactive textual reference only. The information contained on Parent’s website is not incorporated into, and does not form a part of, this Notice or any other report or document on file with or furnished to the SEC.

1.3    The Merger Agreement. Pursuant to the terms of the Merger Agreement, prior to the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company incorporated Canyon HoldCo, Inc., a Delaware corporation and direct and wholly owned subsidiary of the Company (“Canyon Newco”), and Grand Canyon Merger Sub, Inc., a Delaware corporation and direct and wholly owned subsidiary of Canyon Newco (“Canyon Merger Sub”), and on March 1, 2021, Canyon Newco, Canyon Merger Sub and the Company entered into a joinder to the Merger Agreement through which Canyon Newco and Canyon Merger Sub became parties to the Merger Agreement. The Merger Agreement provided for, among other things, (a) the Pre-Closing Merger, (b) immediately following the Pre-Closing Merger, the Pre-Closing Conversion, (c) immediately following the Pre-Closing Conversion, the First Merger and (d) immediately after the First Merger, the Second Merger. The completion of the Pre-Closing Merger also resulted in the Company Common Stock no longer being listed on the NYSE. As a result of the completion of the Mergers and the Delisting, a Fundamental Change occurred on June 2, 2021 and, accordingly, each Holder has the Fundamental Change Repurchase Right described herein. In addition, as a result of the Mergers and the Delisting, each Holder also has the Make-Whole Conversion Right described herein.

Concurrently with the execution of the Merger Agreement, Charles M. Diker, Mark N. Diker and Diker Management LLC (the “Supporting Stockholders”) entered into a voting agreement on January 12, 2021 with Parent, US Holdco and Crystal Merger Sub (the “Voting Agreement”), pursuant to which the Supporting Stockholders agreed, among other things, to vote all of the shares of Company Common Stock beneficially owned by them (constituting approximately 10.4% of the issued and outstanding shares of Company Common Stock as of January 8, 2021), in favor of the adoption of the Merger Agreement, on the terms and subject to the conditions set forth in the Voting Agreement. Each Supporting Stockholder granted an irrevocable proxy to, and appointed, Parent and any designee of Parent as their attorneys-in-fact to vote their shares of Company Common Stock during the term of the Voting Agreement. The Voting Agreement automatically terminated upon the effective time of the Second Merger.

Pursuant to Section 14.07(a)(iv) of the Original Indenture, at or prior to the consummation of the Mergers, the Company and the Trustee were required to execute a supplemental indenture to change each Holder’s right to convert each $1,000.00 principal amount of Notes into shares of Company Common Stock into a right to convert such principal amount of Notes into cash, stock, securities, other property or assets that a holder of Company Common Stock would have ultimately been entitled to receive upon consummation of the Mergers based on the type and amount that a holder of one share of Company Common Stock was ultimately entitled to receive after the Pre-Closing Merger and as a result of the First Merger. The Merger Consideration attributable to one share of Canyon Newco Common Stock consisted of $16.93 in cash and 0.33787 Parent Shares. Since the Company has elected to settle all conversions of Notes surrendered for conversion during the Make-Whole Conversion Period pursuant to the Cash Settlement (as defined in the Indenture) provisions of the Indenture, assuming a Daily VWAP of $188.43 per Parent Share, which was the last reported sale price of the Parent Shares on the NYSE on June 1, 2021, for each Trading Day of the applicable 40-Trading Day Observation Period, you will receive $2,021.67 in cash per $1,000.00 principal amount of Notes validly surrendered for conversion during the Make-Whole Conversion Period, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Make-Whole Conversion Period, see “Summary Term Sheet—” “Are my Notes currently convertible?”

2.    Information Concerning the Notes. On May 15, 2020, the Notes were issued under the Original Indenture. Cash interest accrues on the Notes at the rate of 3.25% per annum on the principal amount and is payable semi-annually on May 15 and November 15 of each year, to the persons who are registered Holders at the close of business (as defined in the Indenture) on May 1 and November 1, respectively. The Notes mature on May 15, 2025. As of June 2, 2021, there was $168 million aggregate principal amount of the Notes outstanding.

2.1    The Company’s Obligation to Repurchase the Notes. Each of the completion of the Mergers and the Delisting constitutes a Fundamental Change pursuant to the terms of the Notes and the Indenture. In the event of a Fundamental Change at any time prior to the maturity of the Notes, the Indenture obligates the Company to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire after 11:59 p.m., New York City time, on June 30, 2021 (the “Fundamental Change Expiration Date”). We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. There are no financing conditions in connection with the Company’s obligation to consummate the Fundamental Change Repurchase Right. Holders may exercise their Fundamental Change Repurchase Right by (i) delivering to the Paying Agent the Fundamental Change Repurchase Notice at or prior to 11:59 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date and (ii) delivering the Notes by book-entry transfer, in each case, in compliance with the Applicable Procedures. As of the date hereof, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures. See “Section 3—Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase” for further information on how to deliver a Fundamental Change Repurchase Notice and surrender your Notes for repurchase.

2.2    Fundamental Change Repurchase Price. Pursuant to terms of the Indenture and the Notes, the Fundamental Change Repurchase Price to be paid by the Company for the Notes on the Fundamental Change Repurchase Date is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued and unpaid to, but excluding, the Fundamental Change Repurchase Date will be paid to the Holders surrendering Notes for repurchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $4.24 per $1,000 principal amount of the Notes. Accordingly, the amount payable on the Notes, including accrued and unpaid interest, will be approximately $1,004.24 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn. We will pay the Fundamental Change Repurchase Price in cash with respect to any and all Notes validly surrendered for repurchase (and not thereafter withdrawn) at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date. Notes will be accepted for repurchase only in principal amounts equal to $1,000 or an integral multiple of $1,000 in excess thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or the value of the cash and Parent Shares into which the Notes are convertible. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. You are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and Parent Shares before making a decision whether to surrender your Notes for repurchase.

None of the Company or Parent or any of their respective affiliates, or its sole member or board of directors, as applicable, or its or their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3    Conversion Rights of the Holders. Pursuant to the terms of the Indenture, in connection with the consummation of the Mergers, the Company, Parent and the Trustee entered into the First Supplemental Indenture providing that, following the Mergers, each Holder’s right to convert each $1,000 principal amount of Notes or an integral multiple of $1,000 in excess thereof, into shares of Company Common Stock is changed into a right to convert such principal amount of Notes into the cash, stock, securities, other property or assets that a holder of Canyon Newco Common Stock (who were previously the holders of Company Common Stock) would have been entitled to receive upon consummation of the First Merger, subject to the Settlement Method election provisions of the Indenture. Pursuant to the Merger Agreement, the holders of Company Common Stock were ultimately entitled to receive for each share of Company Common Stock, after giving effect to both the Pre-Closing Merger and the First Merger, the sum of $16.93 in cash and 0.33787 Parent Shares. Since the Company has elected to settle all conversions of Notes surrendered for conversion during the Make-Whole Conversion Period pursuant to the Cash Settlement provisions of the Indenture, and assuming a Daily VWAP (as defined in the Indenture) of $188.43 per Parent Share, which was the last reported sale price of the Parent Shares on the NYSE on June 1, 2021, for each Trading Day (as defined in the Indenture) of the applicable 40-Trading Day Observation Period (as defined in the Indenture), you would be entitled to receive $2,021.67 in cash per $1,000.00 principal amount of Notes validly surrendered for conversion and not validly withdrawn during the Make-Whole Conversion Period, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. For an explanation of the Make-Whole Conversion Period, see “Summary Term Sheet—”Are my Notes currently convertible?”

The Company will settle all conversion of Notes surrendered for conversion during the Make-Whole Conversion Period pursuant to the Cash Settlement provisions of the Indenture, which include a 40-consecutive-Trading-Day Observation Period that commences on the second Trading Day immediately succeeding an applicable Conversion Date. No Parent Shares or any other securities will be issued upon a conversion of Notes during the Make-Whole Conversion Period. This Notice does not constitute an offer of, or a solicitation of subscriptions for, any securities.

Upon the conversion of any Notes, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of Notes and any accrued and unpaid interest thereon.

If you want to convert your Notes during the Make-Whole Conversion Period, you must comply with the Applicable Procedures for converting a beneficial interest in a Global Note.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Notes in compliance with the Applicable Procedures prior to the end of the Make-Whole Conversion Period.

Timely delivery of the appropriate instruction form and the Notes in compliance with the Applicable Procedures is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw your Fundamental Change Repurchase Notice at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date. Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.

Any Notes that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Notes for conversion. Holders who do not convert their Notes during the Make-Whole Conversion Period or who do not deliver a Fundamental Change Repurchase Notice at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date will continue to have the right to convert their Notes in accordance with the terms of the Indenture. However, Holders that convert their Notes after the end of the Make-Whole Conversion Period will not be entitled to a make-whole premium in connection with such conversion, and as a result, may be entitled to a less favorable Conversion Rate.

Wells Fargo Bank, National Association is acting as Conversion Agent in connection with the conversion rights described herein. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold Notes in an aggregate principal amount of $1,000.00:

•

Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000.00 plus a sum equal to accrued but unpaid interest on your Notes to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately $1,004.24, assuming a Fundamental Change Repurchase Date of July 2, 2021.

•

Conversion During the Make-Whole Conversion Period: Since the Company has elected to settle all conversions of Notes surrendered for conversion during the Make-Whole Conversion Period pursuant to the Cash Settlement method election provisions of the Indenture, if you exercise your conversion rights during the Make-Whole Conversion Period, and assuming a Daily VWAP of $188.43 per Parent Share, which was the last reported sale price of the Parent Shares on the NYSE on June 1, 2021, for each Trading Day of the applicable 40-Trading Day Observation Period, you would be entitled to receive $2,021.67 in cash per $1,000 aggregate principal amount of Notes validly surrendered for conversion. No Parent Shares or any other securities will be issued upon a conversion of Notes in connection with the foregoing Make-Whole Fundamental Changes.

•

Conversion After the Make-Whole Conversion Period: If you exercise your conversion rights after the Make-Whole Conversion Period, you would be entitled to receive value equal to approximately $407.86 in cash and 8.1400 Parent Shares per $1,000 aggregate principal amount of Notes validly surrendered for conversion, based on a conversion rate of 24.0912 and subject to the Settlement Method election provisions of the Indenture. On June 1, 2021, the last reported sale price of Parent Shares on the NYSE was $188.43 per share. Accordingly, on that date the estimated value that you would receive in exchange for each $1,000 principal amount of Notes would be approximately $1,941.63.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you would expect to receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the value that you would receive if you converted your Notes during the Make-Whole Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert. None of the Company or Parent or any of their respective affiliates, or its sole member or board of directors, as applicable, or any of its or their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4    Market for the Notes and Parent Shares. There currently is a limited or no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on a number of factors, including trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of Parent Shares and the market for similar Notes. Following the expiration of the Fundamental Change Repurchase Right and the Make-Whole Conversion Period, the Notes that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Notes may be much more limited. We cannot assure you that any market will exist for the Notes following expiration of the Fundamental Change Repurchase Right and the Make-Whole Conversion Period. Even if such a market does exist, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the repurchase or conversion of a significant amount of the Notes pursuant to the terms of this Notice would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right and the Make-Whole Conversion Period. The extent of the public market for the Notes following expiration of the Fundamental Change Repurchase Right and the Make-Whole Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. As of June 2, 2021, all of the Notes are held in global form through DTC. As of June 2, 2021, there was $168,000,000 aggregate principal amount of Notes outstanding. As of June 1, 2021, the closing price of the Notes in the over-the-counter market as quoted on Bloomberg was $2,016.92 per $1,000 principal amount.

The Parent Shares are listed on the NYSE under the symbol “STE.” As of June 1, 2021, there were approximately 85,376,813 Parent Shares outstanding. The following table presents, for the periods indicated, the range of high and low sales prices of the Parent Shares on the NYSE.

	Price Per Share of Parent Shares
	High ($)	Low ($)
Fiscal year ended March 31, 2020
First Quarter	$148.88	$119.62
Second Quarter	156.66	140.13
Third Quarter	155.07	136.37
Fourth Quarter	168.98	105.69
Fiscal year ended March 31, 2021
First Quarter	$166.98	$133.79
Second Quarter	177.75	147.32
Third Quarter	196.80	171.35
Fourth Quarter	203.91	170.36
Fiscal year ending March 31, 2022
First Quarter (through June 1, 2021)	$216.74	$187.49

We urge you to obtain current market information for the Notes, to the extent available, and Parent Shares before making any decision whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to surrender your Notes for conversion.

2.5    Interest. The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until May 15, 2025 (the “Maturity Date”), or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. Interest on outstanding Notes is paid semi-annually in arrears on May 15 and November 15 of each year to record Holders of the Notes as of the preceding May 1 and November 1, respectively, until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 3.25%.

Holders who validly surrender and do not validly withdraw their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued cash interest payable on their Notes accrued to, but excluding, the Fundamental Change Repurchase Date in an amount equal to the following computation multiplied by each $1,000 of principal amount validly surrendered for repurchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last interest payment date on which interest has been paid to, but excluding, the Fundamental Change Repurchase Date, divided by 360. The Company estimates that the accrued interest payable on any Notes that are validly surrendered for repurchase and not validly withdrawn will be approximately $4.24 per $1,000 principal amount of Notes surrendered, assuming a Fundamental Change Repurchase Date of July 2, 2021. Holders converting the Notes will not receive a cash payment for accrued and unpaid interest. See “Section 2.3—Conversion Rights of the Holders” above.

2.6    Fundamental Change and Repurchase Rights. If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is a Fundamental Change not described in this Notice, on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date, plus accrued and unpaid interest to, but excluding, such repurchase date, provided that if such repurchase date falls after May 1 or November 1 (each a “Regular Record Date”), and on or prior to the corresponding May 15 and November 15 (each an “Interest Payment Date”), the Company will pay the full amount of the accrued and unpaid interest payable on such Interest Payment Date on the repurchase date to the Holders of record of the Notes as of the close of business on the applicable Record Date instead of the Holders surrendering the Notes for repurchase on such date.

2.7    Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior indebtedness and senior to all of the Company’s subordinate debt. However, the Notes are structurally subordinate to all existing and future liabilities of the Company’s subsidiaries and will be effectively subordinate to the existing and future secured indebtedness of the Company to the extent of the value of the related collateral.

3.    Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. In order to receive the Fundamental Change Repurchase Price for their Notes, Holders must deliver the Fundamental Change Repurchase Notice to the Paying Agent at or prior to 11:59 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date and deliver the Notes described in the Fundamental Change Repurchase Notice to the Paying Agent through book-entry transfer on or after delivery of the Fundamental Change Repurchase Notice.

Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple of $1,000 in excess thereof. If Holders do not validly surrender their Notes before the Fundamental Change Expiration Date, those Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1    Method of Delivery. As of the date of this Notice, all Notes are held through DTC and there are no certificated Notes in non-global form. Accordingly, each Fundamental Change Repurchase Notice and the Notes described therein shall be delivered via agent’s message that is transmitted through DTC’s ATOP, and delivery via ATOP will satisfy the Holder’s Fundamental Change Repurchase Right delivery requirements pursuant to the terms of the Indenture. Delivery of the Fundamental Change Repurchase Notice and the Notes described therein through ATOP is the responsibility of the surrendering Holder.

If your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to surrender your Notes for repurchase on your behalf in compliance with the Applicable Procedures as set forth below at or prior to 11:59 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date.

If you are a DTC participant, you may elect to surrender your beneficial interest in the Notes to us by:

•

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date; and

•

electronically transmitting your acceptance through ATOP, subject to the terms and procedures of that system, at or prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date. Upon receipt of your acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the Paying Agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the Paying Agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been surrendered by such participant under the Fundamental Change Repurchase Right and that such participant has received and agrees to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 of this Fundamental Change Notice.

Any Fundamental Change Repurchase Notice sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in “Section 3.2—Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right” below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures at or prior to 11:59 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date.

3.2    Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By delivering, or instructing your nominee to deliver, your Fundamental Change Repurchase Notice through ATOP, a Holder acknowledges and agrees as follows:

•	the Notes described in the Fundamental Change Repurchase Notice shall be repurchased by the Company pursuant to the terms and conditions set forth in the Notes, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective as of the Fundamental Change Repurchase Date, such Holder (i) irrevocably agrees to sell, assign and transfer to the Company all right, title and interest in and to all the Notes described in the Fundamental Change Repurchase Notice, (ii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of such Notes and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such Notes that are duly surrendered (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the Indenture, the Notes and this Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes described in the Fundamental Change Repurchase Notice and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes described in the Fundamental Change Repurchase Notice, and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes described in any Fundamental Change Repurchase Notice that are validly delivered and not validly withdrawn at or prior to 11:59 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Notice and any related notice materials, as amended and supplemented from time to time, and that the Fundamental Change Repurchase Price is expected to be less value than what the Holders would receive upon converting their Notes during the Make-Whole Conversion Period;

•

payment for Notes repurchased pursuant to this Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

any delivered Fundamental Change Repurchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of any Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and delivery or acceptance of any Fundamental Change Repurchase Notice or the surrender of Notes for repurchase and the form and validity or any related documents (including time of receipt of notices of withdrawal) will be determined by the Company, whose determination shall be final and binding absent manifest error and subject to applicable law.

4.    Right of Withdrawal. A Fundamental Change Repurchase Notice may be withdrawn at or any time prior to 11:59 p.m., New York City time, on the Fundamental Change Expiration Date.

In order to withdraw a previously delivered Fundamental Change Repurchase Notice, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes at or prior to 11:59 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date. Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to withdraw a Fundamental Change Repurchase Notice and instruct such nominee to withdraw the Fundamental Change Repurchase Notice through the withdrawal procedures of DTC.

Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless the Fundamental Change Repurchase Notice with respect to such Notes is first validly withdrawn at or prior to 11:59 p.m., New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date. Holders bear the risk of untimely withdrawal of a Fundamental Change Repurchase Notice. Notes properly surrendered for conversion may not be withdrawn.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, whose determination shall be final and binding absent manifest error and subject to applicable law.

5.    Payment for Surrendered Notes; Source and Amount of Funds. The Company will promptly deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for all of the Notes to be repurchased on the Fundamental Change Repurchase Date, and the Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of the applicable Notes, make payment of such amount by wire transfer of immediately available funds to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of such Notes are validly surrendered for repurchase and not validly withdrawn) is approximately $168,712,833.33, calculated as the sum of (i) $168,000,000, representing 100% of the principal amount of Notes outstanding as of June 2, 2021, plus (ii) $712,833.33, representing accrued and unpaid interest on such Notes up to, but excluding, the Fundamental Change Repurchase Date. The Company expects to fund the repurchase of any Notes validly surrendered for repurchase and not validity withdrawn, if any, from a combination of available cash on hand and/or funds made available by Parent and/or one or more of its subsidiaries. Parent and/or one or more of its subsidiaries will provide the Company with the necessary funds to fund any repurchase of Notes pursuant to the Fundamental Change Repurchase Right (in lieu of the conversion right described herein) through funds from borrowings under available credit facilities and/or cash on hand.

The repurchase of Notes, if any, pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof.

6.    Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled pursuant to the terms of the Indenture.

7.    Plans or Proposals of the Company. Following the consummation of the Mergers, the Company became an indirect, wholly-owned subsidiary of Parent. In addition, the Company Common Stock ceased trading on the NYSE in connection with the consummation of the Mergers, and the Company currently intends to file a Form 15 with the SEC to suspend its reporting obligations under Sections 13 and 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and to terminate registration of the Company Common Stock under Section 12(g)(4) of the Exchange Act. The Company expects the suspension of its reporting obligations to become effective on or around June 14, 2021.

In connection with the consummation of the Mergers and related transactions, the former members of the Company’s Board of Directors resigned and the Company was converted to a sole-member managed limited liability company.

As disclosed by Parent in its Current Report on Form 8-K filed on February 9, 2021, Walter M Rosebrough, Jr., the President, Chief Executive Officer and Director, has announced his intention to retire as President and Chief Executive Officer of Parent at Parent’s 2021 Annual General Meeting of Shareholders to be held on July 29, 2021 (the “Parent Annual Meeting”). Parent executed a Transition Agreement, effective July 31, 2021 (the “Transition Agreement”), that provides for a continuation of Mr. Rosebrough’s employment for the two-year period ending July 31, 2023, as CEO Emeritus and Senior Advisor on a part-time basis, subject to the terms and conditions in the termination agreement. Simultaneously therewith, Parent announced that the Board of Directors (i) increased the size of the Board of Directors from nine to ten members, (ii) appointed Daniel A. Carestio, currently serving as the Senior Vice President and Chief Operating Officer of Parent, to serve as a Director and (iii) determined, consistent with its succession planning process, that Mr. Carestio would succeed Mr. Rosebrough and elected Mr. Carestio as President and CEO of the Company, effective immediately following the Parent Annual Meeting.

Except as disclosed in this Notice, the Company and Parent currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8.    Interests of Directors, Executive Officers, and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•

None of the Company or Parent or any executive officer, director or affiliate of the Company or Parent or any “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the foregoing persons has any beneficial interest in the Notes;

•

The Company will not repurchase any Notes from any of its officers, directors of affiliates, other than any Notes that may be tendered by such persons pursuant to the Fundamental Change Repurchase Right or converted in accordance with the terms of the Indenture; and

•	During the 60 days preceding the date of this Notice, none of such persons engaged in any transactions in the Notes, other than the transactions required by the Indenture described herein.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9.    Agreements Involving the Company’s Notes. Based on a reasonable inquiry by the Company, except for the Merger Agreement, that certain Voting Agreement, dated January 12, 2021, by and among Parent, US HoldCo, Crystal Merger Sub, Charles M. Diker, Mark N. Diker and Diker Management LLC, and as described below and in this Notice, none of the Company or Parent, or any of their respective directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right, the Notes or any other securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.    Legal Matters; Regulatory Approvals. We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by the Fundamental Change Repurchase Right, or of any approval or other action by any government or regulatory authority or agency that may be required for the acquisition of the Notes as described in this Notice.

11.    Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call or redemption of the Notes in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes validly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

12.    Material U.S. Federal Income Tax Considerations.

The following is a summary of material U.S. federal income tax considerations generally applicable to the disposition of Notes pursuant to the exercise of either the Fundamental Change Repurchase Right or Make-Whole Conversion Right. This discussion applies only to holders who hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based on the provisions of the Code, applicable Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder of Notes in light of its particular circumstances, or that may apply to holders of Notes that are subject to special treatment under the U.S. federal income tax laws (including, for example, banks or other financial institutions, mutual funds, certain expatriates or former long-term residents of the United States, dealers or brokers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, governmental agencies or instrumentalities, entities or arrangements treated as partnerships for U.S. federal income tax purposes, subchapter S corporations or other pass-through entities or investors in such partnerships, subchapter S corporations or other pass-through entities, grantor trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders subject to the alternative minimum tax, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, corporations that accumulate earnings to avoid U.S. federal income tax and holders who hold Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction). This discussion does not address any tax consequences arising under the “Medicare” tax on net investment income, nor does it address any tax consequences arising under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.

As used in this Notice, a “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used in this Notice, a “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder or a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner in a partnership holding the Notes should consult an independent tax advisor regarding the tax consequences of the receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Repurchase Right or cash in exchange for Notes pursuant to the exercise of the conversion rights.

This discussion assumes that the Notes are treated as debt for U.S. federal income tax purposes. This determination is not binding on the IRS. If the Notes were recharacterized as equity for U.S. federal income tax purposes, the tax consequences to a holder of exercising the Fundamental Change Repurchase Right or the conversion rights could be materially different than as described below. In addition, this discussion assumes that the Notes are not subject to the rules applicable to contingent payment debt instruments. This determination is not binding on the IRS. If the IRS were to successfully assert that the Notes are subject to the rules applicable to contingent payment debt instruments, the tax consequences to a holder could be materially different than as described below. For example, any gain recognized on an exchange would be characterized as ordinary interest income rather than capital gain.

THE DISCUSSION SET OUT BELOW IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF NOTES. PERSONS CONSIDERING EXERCISING THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERTING NOTES PURSUANT TO THEIR CONVERSION RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION. THE STATEMENTS OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW ARE BASED ON THE LAWS AND REGULATIONS IN FORCE AND INTERPRETATIONS THEREOF AS OF THE DATE OF THIS NOTICE, AND ARE SUBJECT TO CHANGES OCCURRING AFTER THAT DATE.

Tax Considerations for U.S. Holders

Disposition of a Note. Subject to the following paragraph, a disposition of a Note by a U.S. Holder pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. Subject to the discussion under “—Market Discount” and the discussion of Section 305(c) of the Code below, a U.S. Holder generally will recognize capital gain or loss upon the disposition of the Note in an amount equal to the difference between the amount of consideration received upon such disposition (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income), and the U.S. Holder’s adjusted tax basis in the Note. In the case of a disposition pursuant to a Fundamental Change Repurchase Right, the consideration will equal the amount of cash received by the U.S. Holder. In the case of a conversion, the consideration received will equal the sum of the amount of cash received. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale. Non-corporate U.S. Holders generally are subject to reduced rates of U.S. federal income taxation on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Under Section 305(c) of the Code, it is possible that the receipt of the Make-Whole Conversion Right may have given rise to a deemed taxable distribution to the extent of Parent’s current or accumulated earnings and profits. It is also possible that the exercise of either the Fundamental Change Repurchase Right or the conversion rights may give rise to such a deemed taxable distribution for exercising holders. The application of Section 305(c) of the Code to the Notes is uncertain. U.S. Holders should consult their own tax advisors regarding the application of Section 305(c) of the Code to the Notes.

Market Discount. Gain recognized by a U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights will be treated as ordinary income to the extent of any market discount on the Note that has accrued during the period that the exercising U.S. Holder held such Note, unless the U.S. Holder has made an election to include market discount in income as it accrues. A Note generally will be treated as having market discount if the stated principal amount of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after acquisition by more than a statutorily defined de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue market discount using a constant-yield method for U.S. federal income tax purposes.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on, and payment of the proceeds from the disposition of, the Notes. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the Paying Agent and comply with certain certification procedures or otherwise fails to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

Disposition of a Note. Subject to the discussions under “—Accrued Interest” and “—Backup Withholding and Information Reporting” below and the discussion of Section 305(c) of the Code below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights unless (i) such gain is “effectively connected” with a trade or business of the non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. Holder’s permanent establishment in the United States) or (ii) the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in clause (i) above generally will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. Any gain described clause (i) above of a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A non-U.S. Holder described in clause (ii) above will be subject to tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized, which may be offset by U.S.-source capital losses recognized in the same taxable year.

Under Section 305(c) of the Code, it is possible that the receipt of the Make-Whole Conversion Right may have given rise to a deemed taxable distribution to the extent of Parent’s current or accumulated earnings and profits. It is also possible that the exercise of either the Fundamental Change Repurchase Right or the conversion rights may give rise to such a deemed taxable distribution for exercising holders. The application of Section 305(c) of the Code to the Notes is uncertain. Non-U.S. Holders should consult their own tax advisors regarding the application of Section 305(c) of the Code to the Notes, including the possibility of any deemed taxable distribution being subject to U.S. federal withholding tax.

Accrued Interest. Subject to the discussion under “—Backup Withholding and Information Reporting” below, amounts paid to a non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that are allocable to accrued and unpaid interest on the Notes will not be subject to U.S. federal income or withholding tax, provided that such interest is not effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business and:

(i)	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)	the non-U.S. Holder is not a controlled foreign corporation related to us, actually or constructively, through stock ownership; and

(iii)	the non-U.S. Holder satisfies certain certification requirements.

Alternatively, such accrued and unpaid interest will be exempt from, or subject to a reduced rate of, U.S. federal withholding tax if (a) such non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E, as applicable, claiming an exemption from or reduction in withholding under an applicable tax treaty or (b) such interest is effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business and such non-U.S. Holder provides a properly completed IRS Form W-8ECI.

Any amounts attributable to accrued and unpaid interest effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at generally applicable U.S. federal income tax rates. In addition, a non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

FATCA. Pursuant to Sections 1471 to 1474 of the Code and the Treasury regulations thereunder (provisions commonly known as “FATCA”), “foreign financial institutions” and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or they will be subject to U.S. federal withholding tax on certain U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). Specifically, a 30% withholding tax may be imposed on any amounts attributable to accrued but unpaid interest on the Notes paid to “foreign financial institutions” and other non-U.S. entities that fail to comply with specified information reporting requirements. Prior to the issuance of recently proposed Treasury regulations, withholding under FATCA also would have applied to the receipt of cash in exchange for the Notes not attributable to accrued but unpaid interest. However, the proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Holders should consult their own tax advisors on how FATCA may apply to the Notes.

Backup Withholding and Information Reporting. Information returns generally will be filed with the IRS in connection with payments attributable to accrued but unpaid interest on the Notes. Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with payment of the proceeds from the disposition of the Notes, and the non-U.S. Holder may be subject to U.S. backup withholding on payments on or with respect to such Notes. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder’s U.S. federal income tax liability and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Treatment of Non-Exercising Holders

A Holder that does not exercise its Fundamental Change Repurchase Right or conversion rights with respect to a Note generally should not incur U.S. federal income tax liability with respect to the Note as a result of not exercising such rights (even if other Notes are repurchased or converted). While the Code and Treasury regulations treat certain changes in terms of a debt instrument as a constructive exchange resulting in a taxable event, here the new exchange terms of the Notes (i.e., the right to receive cash and Parent Common Stock rather than Company Common Stock), subject to the Settlement Method election provisions of the Indenture, should not be so treated either on the basis (1) that they occur by operation of the original terms of the Notes or (2) that they are not a “significant modification” due to their lack of economic significance, considering all the facts and circumstances and the legal rights and obligations. Moreover, even if a constructive exchange of the Notes occurred here, there should be no taxable gain or loss because the Notes should be “securities” with the result that any constructive exchange here should be a “reorganization” for U.S. federal income tax purposes. Holders should consult their own tax advisors as to the U.S. federal income tax consequences relating to their continued ownership of the Notes, including (1) the consequences of an eventual exercise of their conversion rights for Parent Common Stock and cash, subject to the Settlement Method election provisions of the Indenture, and (2) the possibility that the receipt of the Make-Whole Conversion Right, even if unexercised, may have given rise to a taxable deemed distribution under Section 305(c) of the Code subject to U.S. federal income and withholding tax.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF NOTES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER TAX LAWS.

13.    Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available on the SEC’s website at http://www.sec.gov.

As described in “Section 7—Plans or Proposals of the Company” above, after the consummation of the Mergers, the Company Common Stock ceased trading on the NYSE. The Company currently intends to file a Form 15 with the SEC to suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act and to terminate registration of the Company Common Stock under Section 12(g)(4) of the Exchange Act. The Company expects the suspension of its reporting obligations to become effective on or around June 14, 2021.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto (including this Notice and the First Supplemental Indenture), may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Notice some of the information that we file and which is filed by Parent with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below:

Company:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020 (filed with the SEC on September 25, 2020);

•

the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2021 (filed with the SEC on December  10, 2020), January 31, 2021 (filed with the SEC on March  10, 2021) and April 30, 2021 (filed with the SEC on May 28, 2021);

•

the Company’s Current Reports on Form 8-K filed with the SEC on October  2, 2019 (as amended on December  16, 2019), August  3, 2020, September  8, 2020, November  19, 2020, December  18, 2020, January  12, 2021 (one report), March  2, 2021, April  1, 2021, April  21, 2021 and April 29, 2021;

•

all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice through, and including, the Fundamental Change Expiration Date;

•	the Indenture, dated May 15, 2020, between the Company and the Trustee, filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 15, 2020; and

•	the First Supplemental Indenture, dated June 2, 2021, between the Company, Parent and the Trustee, filed with the SEC as Exhibit (d)(2) to the Company’s Schedule TO on the date hereof.

Parent:

•	Parent’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on May 28, 2021;

•	Parent’s Current Reports on Form 8-K, filed with the SEC on April 1, 2021, April 27, 2021 and May 11, 2021 (excluding Item 7.01 and Exhibit 99.1); and

•

all documents filed with (but not furnished to) the SEC by Parent pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice through, and including, the Fundamental Change Expiration Date.

For more information about the Mergers, you should review the definitive proxy statement/prospectus, filed by the Company with the SEC on April 1, 2021. A copy of the Merger Agreement is included as Annex A-1 to such definitive proxy statement/prospectus.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

If a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

14.    No Solicitations. The Company has not, directly or indirectly, employed, retained or compensated any persons to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right. THIS NOTICE DOES NOT CONSTITUTE AN OFFER OF, OR SOLICITATION OR SUBSCRIPTION FOR, ANY SECURITIES.

15.    Conflicts. In the event of any conflict between this Notice, on the one hand, and the terms of the Indenture or the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or Parent or its sole member or board of directors, as applicable, or any of its or their respective affiliates, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights, pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights and, if you choose to exercise either of these rights, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

[SIGNATURE PAGE FOLLOWS.]

CANTEL MEDICAL LLC

By:	/s/ Michael J. Tokich
Name: Michael J. Tokich
Title: President

[Signature Page to 3.25% Fundamental Change, Make-Whole Fundamental Change, Settlement Method and Supplemental Indenture Notice]

ANNEX A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

OF CANTEL MEDICAL LLC

The table below sets forth information about our executive officers and directors as of June 3, 2021. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes.

Name	Positions
Michael J. Tokich	President

Renato G. Tamaro	Vice President & Treasurer

Karen L. Burton	Vice President & Controller

Ronald E. Snyder	Secretary

Julia Kipnis	Assistant Secretary

John Schloss	Assistant Secretary

The business address of each executive officer and director is 5960 Heisley Rd, Mentor, OH 44060, and their respective business telephone number at such address is (440) 354-2600.